UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           May 17, 2005

Microfield Group, Inc.

(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149

(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

1631 NW Thurman, Second Floor, Portland, OR	97209

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code           (503) 419-3580

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

ITEM 1.01. Entry into a Material Definitive Agreement.

     Kurt A. Underwood is a former Chief Executive Officer of Microfield Group, Inc. (the “Company”). In March of 2004, following Mr. Underwood’s removal as CEO of the Company, Mr. Underwood filed suit against the Company, its directors and the Company’s subsidiary, Christenson Velagio, Inc., and against JMW Capital Partners, an Oregon corporation (now known as Aequitas Capital Management, Inc.), Christenson Group LLC, an Oregon limited liability company (JMW and Christenson Group collectively called the “JMW Defendants”), and other parties arising out of the September, 2003, merger between Velagio, Inc. and a wholly owned subsidiary of the Company, alleging breach of employment contract obligations and various securities law violations. Mr. Underwood was seeking damages of approximately $1.4 million. On May 27, 2004, the Company and the other defendants filed two separate answers, affirmative defenses, and counterclaims against Mr. Underwood alleging violation of Oregon securities law and Oregon common law. In addition, the countersuits claimed that Mr. Underwood breached fiduciary duties owed to the Company and was terminated by the Company for good cause. The Company and the other defendants were seeking monetary damages and the return of the Company stock held by Mr. Underwood.

     On May 11, 2005, the Company, the JMW Defendants and the other defendants in the litigation entered into a settlement agreement (the “Settlement Agreement”) with Mr. Underwood in order to, among other things, resolve the outstanding litigation, and release any and all claims relating to the litigation and the events giving rise to such litigation.

     As of the date of the Settlement Agreement, Mr. Underwood owned 119,050 shares of Series 2 preferred stock and 3,404,958 shares of common stock (“Microfield Stock”) and a warrant to purchase 16,667 shares of the Company’s common stock (“Microfield Warrant”). The Settlement Agreement provides that the Company and the JMW Defendants pay Mr. Underwood $362,500.00 to be allocated as follows: $50,000 to the purchase of Mr. Underwood’s preferred shares and the balance to the purchase of Mr. Underwood’s common shares. Additionally, the Settlement Agreement provides for the termination of Mr. Underwood’s Microfield Warrant simultaneously with the purchase of the Microfield Stock and provides that all claims between the parties in exchange for this payment were settled and released. Payment under the Settlement Agreement must occur no later than August 1, 2005 at 1:00 p.m. Pacific standard time.

     The foregoing description is a summary of the material provisions of the Settlement Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: May 17, 2005.

Microfield Group, Inc.
/s/ A. Mark Walter
A. Mark Walter, President